Dated the day of December 2008

VALlRX PLC.

(Vendor)

and

B10FIELD CORP.

(Purchaser)

SALE OF SHARES AGREEMENT

for the sale and purchase of shares

in

VALIBIO

THIS AGREEMENT is made on the day of December 2008

BETWEEN:

(1)	VALlRX PLC, the sole beneficial and legal owner of the Company whose address is at 24 Greville Street, London, ECIN 8SS UNITED KINGDOM ("Vendor"); and

(2)	BIOFIELD CORP., a Delaware corporation having its registered office at 1615 Walnut Street, 3'd Floor, Philadelphia, PA 19102 the United States of America ("Purchaser").

WHEREAS:

(A)
VALIBIO SA ("Company") is a company incorporated and existing under the laws of Belgium, having its principal place of business at 25 Avenue Georges Lemaitre, 6041 Gosselies, Belgium. As at the date hereof, the Company has an authorised capital divided into 625 Shares each, of which 625 Shares have been issued and are fully paid up.

(B)	As at the date hereof, the Vendor is the beneficial owner of 623 Shares.

(C)
The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (being all the issued Shares as at the date of this Agreement) subject to and in accordance with the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.01	In this Agreement (including the Recitals) the following words and expressions shall have the following meanings except where the context otherwise requires:

"Business Day"
means any day (other than a Saturday or Sunday) on which banks are open for business in Hong Kong throughout its normal opening hours provided that each business day shall finish (and then the next business day commence) at 4:00 p.m.;

“Call Option"	means the call option granted by the Vendor to the Purchaser in relation to the Shares of the Company held by the Vendor, the terms of which are set out in Clause 2.

"Completion"	means completion of the sale and purchase of the Sale Shares as specified in Clause 5;

"Completion Date"
means both (a) the day being no more than 30 days from the date of this Agreement when the Purchaser shall have paid Euro 100,000 to the Vendor, and (b) the day being no more than 60 days from the date of this Agreement when the Purchaser shall have paid in aggregate Euro 600,000 to the Vendor, in each case when after the conditions set out in Clause 4.01 are fulfilled (or such later date as the Vendor and the Purchaser may agree in writing prior to Completion);

"Consideration"	means the consideration for the transfer of the Sale Shares being the sum specified in Clauses 3.01;
"Euros” or "E"	means the official currency of the European Union;

"HK$"	means Hong Kong dollars;

"Hong Kong"	means the Hong Kong Special Administrative Region of the People's Republic of China;

"Sale Shares"
means 63 Shares representing I0% of the allotted and issued share capital of the Company as of the date of this Agreement which are beneficially owned by the Vendor to be bought and sold pursuant to Clause 2;

"Shares"	means ordinary shares in the capital of the Company;

"US$"	means United States dollars;

"Warranties"	means the representations, warranties and undertakings contained or referred to in Clause 7.01 and Schedule 2 and "Warranty" means any of the Warranties where the context permits.

1.02
References to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or statutory provisions thereof and shall include references to any repealed ordinance or any provisions of which they are re-enactments (whether with or without modification).

1.03	References to persons include references to individuals, firms, companies, corporations and unincorporated bodies of persons and vice versa.

1.04	References to this Agreement are to this agreement for the sale and purchase of shares in the Company as amended, varied, modified, novated or supplemented from time to time.

1.05
References herein to Clauses, Recitals and Schedules are to clauses and recitals in and the schedules to this Agreement (unless the context otherwise requires), references to paragraphs are, unless otherwise stated, references to paragraphs of the relevant Schedules and references to this Agreement include the Schedules and the Appendix.

1.06	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.07	Unless the context requires otherwise, in this Agreement words importing the singular include the plural and vice versa and words importing a gender or the neuter include both genders and the neuter.

1.08
The expressions the "Vendor", the "Purchaser" and the "Company" shall, where the context permits, include their respective successors, personal representatives, executors, administrators, estates and permitted assigns.

1.09
A document expressed to be "in approved terms" means a document the terms of which have been approved by or on behalf of the Vendor and the Purchaser and a copy of which has been signed for the purpose of identification by or on behalf of the Vendor and the Purchaser.

2	SALE AND PURCHASE OF SALE SHARES AND CALL OPTION
2.01
Subject to the terms of this Agreement, the Vendor shall sell as beneficial owner and the Purchaser shall purchase the Sale Shares free from all options, liens, charges, claims, agreements, equities and encumbrances and other third party rights of any nature whatsoever and together with all rights now or hereafter attaching or accruing thereto including all dividends and distributions declared, made or paid on or after the Completion Date.

2.02
In consideration of the Purchaser entering into and agreeing to be bound by this Agreement, the Vendor hereby irrevocably and unconditionally grants to the Purchaser the Call Option to purchase from the Vendor up to 100 Shares from the Vendor currently representing 16% of the entire issued Shares of the Company on a fully diluted basis at a price per Share of (a) E9,600 in the event that the option is exercised on or before the first anniversary of this Agreement, (b) E10,560 in the event that the option is exercised on or before the second anniversary of this Agreement, or EII,616 in the event that the option is exercised on or before the third anniversary of this Agreement. The number of Shares available under the option shall be adjusted upwards or downwards as the case may be in the event that the Shares are consolidated or subdivided prior to the exercise of the option of the maximum number of Shares available under the option.

2.03
The Call Option may be exercised in whole or in part and more than once by the Purchaser at any time from the Completion until the date falling 3 years from the Completion and shall be exercisable by written notice from the Purchaser to the Vendor specifying the number of Shares to which such notice relates.

2.04	Completion of the sale and purchase of the Shares pursuant to the exercise of the Call Option shall take place within 3 Business Days of the date of the written notice under Clause 2.03.

2.05
On completion of the sale and purchase of such Shares pursuant to the exercise of the Call Option under Clause 2.03, the Purchaser shall purchase, and the Vendor shall sell, the legal and beneficial interest in such Shares with effect from such date free from all liens, charges, equities, encumbrances or third party interests together with all rights then or thereafter attaching thereto including but not limited to all dividends or distributions which may be paid, declared or made in respect thereof at any time on or after that date.

3	CONSIDERATION

3.01
The total consideration payable by the Purchaser to the Vendor for the sale of the Sale Shares and the granting of (but not the exercise of) the Call Option shall be 600,000 EURO to be satisfied as to (a) Euro 100,000 within thirty (30) days of the date of this Agreement and as to (b) Euro 500,000 within sixty (60) days of the date of this Agreement in cash at the times as specified under Clause 4.01.

4	CONDITIONS

4.01	Completion is conditional upon:

(a)
the Purchaser and the Vendor shall enter into a Distribution Agreement ("Distribution Agreement") with the Vendor upon the execution of this Agreement in which the Vendor shall grant the exclusive distributorship right to the Purchaser of products and technology of the Company, including but not limited to the technology of HyperGenomics and Nucleosomics and the HPV diagnostic products, Nucleosomics diagnostic products and HyperGenomics diagnostic products;

(b)
the Vendor shall deliver or cause to be delivered to the Purchaser duly executed transfers of (a) 10 Sale Shares and (b) 53 Sale Shares, respectively by the registered holders thereof in favour of the Purchaser or such other person(s) as it may nominate together with the relative certificates within 7 days of in the case of (a) the payment of Euro 100,000, and in the case of(b) the payment of Euro 500,000; and

(c)	a Disclosure Letter in which Vendor shall disclose all the matters of the Company as required under this Agreement and under Schedule 2.

4.02	The parties shall use their respective best endeavours to procure that the conditions set out in Clause 4.01 are fulfilled by 5:00 p.m. (Hong Kong time) on or before the date specified in Clause 4.01.

5	COMPLETION

5.1
Subject to the terms of this Agreement, Completion of 10 of the Sale Shares shall take place pursuant to this clause at the offices of the Purchaser on the Completion Date within 30 days of this Agreement, and Completion of 53 of the Sale Shares shall take place pursuant to this clause at the offices of the Purchaser within 60 days of this Agreement.

5.2	Upon Completion the Vendor shall:

(a)	deliver to the Purchaser:

(i)
duly completed and signed transfers of the numbers of Sale Shares specified in Clause 4.01(b) by the registered holders thereof in favour of the Purchaser or as it may direct together with the relative bought/sold share certificates;

(ii)	certificates in respect of the numbers of Sale Shares specified in Clause 4.01(b) in favour of such persons as the Purchaser shall direct;

(iii)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominee(s) to be registered as the holders of Sale Shares;

(iv)	written confirmation that none of the Vendor are aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained;

(v)	such other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser or its nominees to become the registered holders thereof;

(vi)	such other papers and documents as the Purchaser may (by notice in writing given not less than 5 business days prior to Completion) reasonably require;

(b)	cause board meetings of the Company to be held (inter alia) at which the Directors shall:

(i)
approve the transfers to the Purchaser or its nominee(s) and its registration as members of the Company in respect of the number of Sale Shares specified in Clause 4.01 (b) (subject to the production of duly stamped transfers);

(ii)	upon payment of not less than Euro 600,000 by the Purchaser, appoint such person as the Purchaser may nominate to be validly appointed as an additional Director of the Company;
(c)
procure that immediately following the board meetings referred to in sub-clause 5.2(b) such meetings of the boards of directors of the Subsidiaries as the Purchaser shall require are convened to deal with such of the matters referred to in subclause 5.2(b) as the Purchaser shall require;

5.3
Upon Completion the Purchaser shall deliver to the Vendor or its Solicitors a banker's draft or any other means to be agreed by the Parties for the Consideration, such draft to be payable to or to the order of the Vendor. The delivery of such banker's drafts as aforesaid in the aggregate amounts of Euro 600,000 shall constitute a complete discharge to the Purchaser in respect of the Consideration to be provided by it under this Agreement and the Purchaser shall not be concerned further with such Consideration or to see that any of the Vendor actually received the same;

5.4
The Purchaser agrees hereby to irrevocably undertake upon following Completion to use its reasonable endeavours to procure discharge of the Vendor obligations pursuant to any indemnity given by the Vendor as security for the banking facilities of the Company.

5.5
The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of the Sale Shares is completed in accordance with this Agreement. Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of clause 5.2 are not complied with by the Vendor on the Completion Date the Purchaser may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.6 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement without prejudice to any other remedy and without incurring any liability to the Vendor.

5.6
The Vendor hereby irrevocably undertakes to the Purchaser to procure at its own expense the due execution of all such further documents as are necessary to vest in the Purchaser or the Company all such property and rights as are intended to be vested in it by or pursuant to this Agreement.

6.	DEFAULT

6.01
Without prejudice to any other remedies available to the Vendor, if in any respect the obligations of the Purchaser set out in Clause 4.01 are not complied with by the Purchaser on the Completion Date, the Vendor may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 6.01 (a) shall apply to Completion as so deferred); or

(b)
proceed to Completion so far as practicable (without prejudice to its rights hereunder) and to recover such damages and compensation from the Vendor by reason of any such breach or non-fulfilment (and failure to exercise it shall not constitute a waiver of any such rights).

6.02
Without prejudice to any other remedies available to the Purchaser, if in any respect the obligations of the Vendor set out in Clause 4.01 Ca) -!D are not complied with by the Vendor on the Completion Date, the Purchaser may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 6.02Ca) shall apply to Completion as so deferred); or

(b)
proceed to Completion so far as practicable (without prejudice to its rights hereunder) and to recover such damages and compensation from the Vendor by reason of any such breach or non-fulfilment (and failure to exercise it shall not constitute a waiver of any such rights).

7.	WARRANTIES

7.01
The Vendor hereby represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in this Clause and Schedule 2, and acknowledges that the Purchaser in entering into this Agreement is relying on such representations, warranties and undertakings:

(a)
That the Vendor is and will, immediately prior to Completion, be the beneficial owner of the Sale Shares free and clear of any lien, charge or encumbrance whatsoever and the Company has not exercised any lien over any of its issued shares and there is outstanding no call on any of the Sale Shares and all of the Sale Shares are fully paid; and

(b)	That as at the date of this Agreement, the Sale Shares constitute 10% of the allotted and issued Shares.

7.02
The Vendor shall not (save only as may be necessary to give effect to this Agreement) do or allow and shall procure that no act or omission will occur before Completion which would constitute a material breach of any of the Warranties if they were given at Completion or which would make any of the Warranties materially inaccurate or misleading if they were so given.

7.03
In the event of it being found prior to Completion that any of the Warranties are materially untrue or incorrect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is materially inconsistent with any of the Warranties or in the event of the Vendor becoming unable or failing to do anything in any material respect required to be done by it at or before Completion, the Purchaser shall not be bound to complete the purchase of the Sale Shares and the Purchaser may by written notice rescind this Agreement without liability on its part. The right conferred upon the Purchaser by this Clause is in addition to and without prejudice to any other rights of the Purchaser (including any rights to claim damages or compensation from the Vendor by reason of any such breach or non-fulfilment) and failure to exercise it shall not constitute a waiver of any such rights.

7.04
The Vendor hereby undertakes to indemnify and keep indemnified the Purchaser against any loss or liability suffered by the Purchaser as a result of or in connection with any breach of any of the Warranties and against any reasonable costs and expenses incurred in connection therewith provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach.

7.05
The liability of the Vendor for all claims under the Warranties, or otherwise under this Agreement when taken together shall not exceed the lower of (a) E600,000, or (b) the amount of the Consideration paid to the Vendor.

7.06
The Vendor shall not be liable for any claim under the Warranties, or otherwise under this Agreement unless, when taken together, they exceed E25,000, in which case the whole amount (and not just the amount by which the limit in this Clause 7.06 is exceeded) is recoverable by the Purchaser.

7.07	The Vendor is not liable for any claim under the Warranties, or otherwise under this Agreement to the extent that the claim:

(a)	Relates to matters disclosed in the Disclosure Letter referred to in Clause 4.01(d);

(b)	Relates to any matter provided for in the Accounts;

8.	ANNOUNCEMENTS

8.01
Each of the parties hereto undertakes that prior to Completion and thereafter it will not (save as otherwise provided in this Agreement or as required by applicable laws, rules or regulations) make any announcement in connection with this Agreement unless the other party hereto shall have given its consent to such announcement which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions.

9.	COSTS

9.01
Each party to this Agreement shall pay its own costs and disbursements of and incidental to this Agreement and the sale and purchase hereby agreed to be made. All stamp duty payable on the transfer of the Sale Shares contemplated hereunder shall be borne by the parties in equal proportions.

10.	NOTICES

10.01
Each notice, demand, consent or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five days' prior written notice specified to the other parties):

To the Vendor:	ValiRX PLC
24 Greville Street
London ECIN 8SS

Fax Number: +44 (0) 203 0084416
Attention: Chief Executive

To the Purchaser:	BIOFIELD CORP.
1615 Walnut Street, 3n1 Floor
Philadelphia, PA 19102 USA

Fax Number: (215) 972-6988
Attention: David Bruce Hong
Also copy to:	Fax Number: (852) 2549 0689
Attention:	David Bruce Hong

10.02
Any notice, demand, consent or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched with a confirmed transmission report.

10.03	All notices, demands, consents and other communications shall be either in the English language or accompanied by a certified translation thereof into the English language.

11.	TIME OF THE ESSENCE

11.01
Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing between or on behalf of the Vendor and the Purchaser, be substituted for them.

12.	COUNTERPARTS

12.01
This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be the parties hereto.

13.	ASSIGNMENT

13.01	This Agreement shall be binding upon and enure for the benefit of the estates, personal representatives or successors of the parties but shall not be assignable.

14.	WHOLE AGREEMENT

14.01
This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties hereto and it is expressly declared that no variations hereof shall be effective unless made in writing. The Purchaser hereby acknowledges that it is not entering into this Agreement in reliance upon any representation other than those incorporated into or represented by the Warranties.

15.	AMENDMENT

15.01	Unless otherwise specifically provided for in this Agreement, any provision of this Agreement may be amended, supplemented or waived only if the parties hereto agree in writing.

16.	GENERAL

16.01
The provisions of this Agreement including the warranties and undertakings herein contained insofar as the same shall not have been fully performed at Completion or any other requisite time shall remain in full force and effect notwithstanding Completion or after such requisite time.

16.02
Any right of rescission conferred upon any party hereby shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of rescission shall constitute a waiver by such party of any such other right or remedy.

16.03
The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

16.04
No failure or delay by the Vendor or the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a party of any breach by the other party of any provisions hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.	GOVERNING LAW AND JURISDICTION

17.01
This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of determining or enforcing any claim arising hereunder.

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SCHEDULE 1
INTELLECTUAL PROPERTIES

	Number	Description	Particulars
1.	W0200S/019826	Patent Licence	Cronos/VaJiBio
2.	W02002GB03080	Patent Licence	ValiRx/VaJiBio

SCHEDULE 2

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1.	GENERAL

In this Schedule, the expression:

"the Company”                                                      means ValiBlO SA.

2.	DISCLOSURES COMPANY RETURNS RECORDS AND INFORMATION SUPPLIED

2.1	The particulars of the Company and the Shares contained in this Agreement are true and accurate in all respects.

2.2
The copy of the Constitution of the Company referred to in the Disclosure Letter is true and complete and has attached thereto a copy of every such resolution or agreement as is required to be attached and (save as aforesaid and save as regards resolutions for reorganization of the Company's capital passed immediately prior to the signing of this Agreement) neither the Company nor any class of its members has passed any resolution other than resolutions relating to business at Annual General Meetings which was not special business.

2.3
The Company has complied with such of the provisions of the relevant laws as are or have been in force and all returns particulars resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies (or equivalent) or to any other authority whatsoever have been properly made and delivered.

2.4	The Registers of Members and other statutory books of the Company have been properly kept and contain a true accurate and complete record of all the matters which should be dealt with therein.

2.5
All information contained or referred to in the Disclosure Letter is accurate in all respects and the Vendor is not aware of any other fact or matter which might reasonably affect the willingness of the Purchaser to purchase the Shares on the terms (including price) of this Agreement

2.6	All written information and documents concerning the Company supplied to the Purchaser or its solicitors or accountants by the Company or by the Vendor[s] are true and accurate in all respects.

3.	SHARES AND SHARE CAPITAL

3.1	The Shares to be purchased by the Purchaser comprise the allotted and issued share capital of the Company as of the date of this Agreement and all of them are fully paid up.

3.2
There is no, nor is there any agreement or arrangement to create any pledge, lien, charge, encumbrance, rights of pre-emption or other equities or third party rights of any nature whatsoever on, over or affecting any of the Shares and there has been no exercise or purported exercise of or claim in respect thereof by any person.

3.3	No person has the right to call for the issue of any share or loan capital of the Company under any option or other agreement or under any conversion rights.

3.4	The Company has not repaid or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof.

3.5
Save as provided in this Agreement there are no agreements or arrangements in force which call for the present or future issue or allotment of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital (including any option or right of pre-emption or conversion).

3.6
The Company has never reduced its share capital nor capitalised or agreed to capitalise in the form of shares or debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so .

4.	SUBSIDIARIES

The Company does not have and has never had at any time any subsidiaries (as defined in Section 2 of the Companies Ordinance) other than the Subsidiaries and neither the Company nor any Subsidiary is or has been a subsidiary of any other company or the holder or beneficial owner of more than 50% of any class of the share or other capital of any other company or corporation whether limited or unlimited and whether incorporated in Belgium or elsewhere.

5.	NAME

The Company does not use or otherwise carry on business under any name other than its corporate name and trade names as disclosed.

6.	ACCOUNTS

6.1
The Accounts of the Company have been prepared in accordance with the requirements of all relevant ordinances, regulations and statutes and on a consistent basis in accordance with generally accepted accounting principles and practices Belgium.

6.2
The Accounts are true and accurate in all respects and show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of the Company as at the Accounts Date and the profits of the Company for the said period.

6.3
No change in the policies of accounting have been made in preparing the accounts of the Company for each of the last 3 financial periods of the Company ended on the Accounts Date, except as stated in the audited balance sheets and profit and loss aconites for such year.

6.4	The Accounts:

(a)	are not qualified in any way by the Company's Auditors;

(b)	correctly set forth and do not (on the basis of valuation therein adopted for the relevant assets) overstate the value of the assets of the Company as at the Accounts Date;

(c)
correctly set forth and do not understate either the amount of the liabilities (including contingent liabilities) of the Company at the Accounts Date or the losses and tax liabilities (including deferred taxation) of the Company for the financial period ended on the Accounts Date;

(d)	do not overstate the profits of the Company for that financial period; and

(e)	do not omit any fact or matter which renders or might render the Accounts untrue inaccurate misleading or incomplete in any respect.

6.5
The results shown by the audited profit and loss accounts of the Company for each of the financial periods ended on the Accounts Date have not (save as therein disclosed) been affected by any unusual or non-recurring items or by any other circumstances rendering the profits or losses for the period covered therein unusually high or unusually low.

6.6
Full provision or reserve has been made in the Accounts for all liabilities, capital and other commitments of the Company outstanding at the Accounts Date whether contingent quantified disputed or not or have otherwise been fully dealt with in the notes to the Accounts.

6.7
The Accounts reserve or provide in full for all taxation for which the Company was at the Accounts Date liable and whether or not the Company has or may have any right of reimbursement against any other person and the Accounts reserve in full for any contingent or deferred liability to taxation.

6.8	The Accounts contain adequate reserves for depreciation and for bad and doubtful debts and for any losses which may arise on realisation of stock and work-in-progress.

7.	EVENTS SINCE ACCOUNTS DATE

7.1
Since the Accounts Date the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment which is not in the ordinary course of its business, and without any interruption or alteration in the nature scope or manner of its business.

7.2	Since the Accounts Date there has been no adverse change or deterioration in the financial position or trading prospects of the Company.

7.3
Since the Accounts Date no distribution of capital or income has been declared made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part nor has become liable to be repaid.

7.4	Since the Accounts Date:

(a)	the Company has not assumed or incurred any liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying-on its day-to-day business;

(b)	the Company has not made any payments except payments of a routine nature;

(c)
the business of the Company has not been materially and adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Vendor is not aware of any facts which are likely to give rise to any such effects;

(d)
no monies owing to the Company have been written off or written down or have become irrecoverable in whole or in part or are regarded as irrecoverable nor has there been any agreement for the release of any person under any liability to the Company; and

(e)	there has been no depletion in the net assets of the Company.

7.5
The Company has no outstanding capital commitments and is not engaged in any scheme or project requiring the expenditure of capital and since the Accounts Date the Company has not entered into any agreement or transaction for the sale or acquisition of any capital assets or of any current assets other than in the ordinary course of business.

7.6
Since the Accounts Date all transactions between the Company and companies (if any) under the direct or indirect control of the Vendor or any of them and not sold hereunder to the Purchaser has been on arms length terms and there are no debts or obligations howsoever arising owed by such companies to the Company or by the Company to such companies arising otherwise than in the normal course of trading on arms length terms.

8.	ASSETS OF THE COMPANY

8.1
The assets included in the Accounts or acquired since the Accounts Date (other than trading stock subsequently disposed of in the ordinary course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof as disclosed in the Disclosure Letter) and all assets employed by or required for the business of the Company:

(a)
are solely the property of and legally and beneficially owned by the Company and are not subject to any hire or hire purchase agreement, conditional sale, credit sale or similar agreement and are and will be at the date of completion in reasonable working condition and of merchantable quality. No such assets are subject to any assignment debenture, mortgage, encumbrance, charge, pledge, lien or adverse interest or will be on Completion of any kind; and

(b)	are in the possession or under the control of the Company.

8.2	The Company shall not before Completion dispose of or purchase any assets other than stock in the ordinary and normal course of the day-to-day trading operation and business of the Company.

8.3
The Company's stock-in-trade, stocks of raw materials, packaging materials and finished goods now held are not excessive and are adequate in relation to the current trading requirements of the business of the Company and none of the stock is obsolete, slow moving or inappropriate in relation to the current business of the Company; all such stock-in-trade is in good condition and capable of being sold by the Company in the ordinary course of its business in accordance with its current price lists without rebate or allowance to a purchaser.

8.4	The Company has not purchased any stock, goods or materials from any of its suppliers on terms that property in it does not pass until full payment is made or all indebtedness discharged.

8.5	No circumstance has arisen or is likely to arise in relation to any asset held by the Company under a lease or similar agreement whereby the rental payable has been or is likely to be increased.

8.6	All vehicles and office equipment owned or used by the Company are in reasonable repair, condition and working order and have been regularly and properly maintained.

8.7
Save as disclosed in the Disclosure Letter, the Company has not acquired any assets under a hire, hire purchase or credit sale agreement and in respect of any such agreement disclosed there has been no default by the Company in the performance or observance on any of the provisions thereof.

9.	DEBTS

9.1
All debts owed to the Company will realise their full face value and be good and collectable in the ordinary course of business and no amount included in the Balance Sheet owing to the Company at the Accounts Date has been released for an amount less than the value at which it was included in the Balance Sheet or has been deferred, subordinated or written off or has proved to any extent to be irrecoverable or is now regarded as irrecoverable in whole or in part.

9.2	No part of the amounts included in the Accounts, or subsequently recorded in the books of the Company, as owing by any debtors is overdue by more than I month.

9.3
The amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in the Accounts and disclosed in the Disclosure letter) will be recoverable in full in the ordinary course of business any in any event not later than I month after Completion; and none of those debts is subject to any counter-claim, or set off, except to the extent of any such provision or reserve.

10.	BOOKS OF ACCOUNT

10.1
For a period of3 years prior to Completion proper books and records of the activities of the Company have been properly written up and accurately present and reflect in accordance with normal accounting practices consistently applied and generally accepted business principles and standards and statutory requirements all transactions entered into and liabilities incurred by the Company or to which it has become a party.

10.2
All amounts outstanding and appearing in the books of the Company as monies due to directors or shareholders or companies controlled by them or associated companies of the Company wholly represent money or monies worth paid or transferred to the Company or remuneration accrued due and payable for services actually rendered and no part thereof has been provided directly or indirectly out of the assets of the Company.

11.	LICENCES AND STATUTORY COMPLIANCES

11.1
All necessary licences consents permits and authorities (public and private) have been obtained by the Company to enable the Company to carryon its business lawfully and effectively in the places and in the manner in which such business is now carried on (short particulars of each licence, permit and consent being set out in the Disclosure letter) and all such licences consents permits and authorities are valid and subsisting and the Vendors know of no breach of any of the terms or conditions thereof and of no reason why any of them should be suspended cancelled or revoked.

11.2
The Company has not done or omitted to do and none of its officers, agents, employees (during the course of their duty in relation to it) have done or omitted to do anything in contravention or breach of any statute, order or regulation or the like (whether in Hong Kong or elsewhere) applicable to it or its business and giving rise to any fine, penalty, default proceedings or other liability on its part.

11.3	The Company has conducted and is conducting its business in accordance with all applicable laws and regulations (whether in Hong Kong or elsewhere).

12.	INTELLECTUAL PROPERTY

12.1
Particulars of Intellectual Property used by the Company in connection with its business (all of which are registered in the name of the Company and none of which has lapsed) are contained in the Disclosure Letter and in Schedule I to this Agreement and the Company has not in carrying on its business in the past and does not own, use or require to use any Intellectual Property except such as set out herein.

12.2	In relation to such Intellectual Property (if any):

(a)
all Intellectual Property registered in the name of the Company or used or required to be used by the Company is beneficially owned by it and is not subject to any agreements or licences (save as disclosed in the Disclosure Letter) affecting the same and is valid and subsisting;

(b)
all agreements and licences for the use by the Company of Intellectual Property not registered in its name are valid and subsisting and all renewal fees in respect thereof due up to Completion have been paid;

12.3
The Company is not a party to any licence agreement or right under or in respect of any patent trade mark registered design copyright know-how secret process or other protected industrial right or asset of the Company and the Company has not done anything which constitutes or might constitute an infringement of any patent trade mark registered design copyright or any other of the above mentioned industrial rights or assets.

13.	INSURANCES

13.1
The policies of insurance which are maintained by the Company afford the Company adequate cover against accident, product and public liability and such other risks as companies carrying on the same type of business as the Company commonly cover by insurance and all the assets (including stock-in-trade) of the Company of an insurable nature have at all material times been and are insured in amounts to the full replacement value thereof against fire and other normal risks.

13.2
A list of all current insurance policies in respect of which the Company has an interest are disclosed in the Disclosure Letter and all such policies are in full force and effect and are not void or voidable; no claim is outstanding or may be made under any such policies and no event has occurred or circumstances exist which are likely to give rise to any claim, nothing has been done or omitted to be done which is likely to result in an increase in premium; and nothing has been done or omitted to be done which would make any such policy void or voidable.

14.	CONTRACTS

14.1
Save as disclosed in the Disclosure Letter the Company has not created any mortgage, charge or debenture (whether secured or unsecured) or issued any guarantee or indemnity or granted any security on behalf of any person or company.

14.2	There are no contractual arrangements or obligations binding upon the Company which will or may be legally terminated or breached as a result of the execution of this Agreement or Completion.

14.3	There are no agreements or arrangements entered into by the Company otherwise than by way of bargain at arm's length.

14.4
All contracts are entered into in the normal course of business. There are no long term or onerous or abnormal contracts or commitments whether oral or written or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort.

14.5	There are no contracts or arrangements between the Company and the Vendor other than contracts in the ordinary course of the Company's day-to-day trading operations

14.6
There has been no material default or material breach in respect of any contract, commitment, undertaking or arrangement binding upon the Company and there are no circumstances known to the Vendor which, with the passage of time or the giving of notice or otherwise, will result in such default or breach or shall be likely to lead to such a breach or default.

14.7	Save as anticipated by this Agreement there are and will at Completion be in force no powers of attorney given by the Company.

14.8	No loan made by the Company has been in breach of and the Company is not in default of any obligation arising thereunder or under the provision of any law.

14.9	No person has given any guarantee of or any security for any overdraft loan or loan facility granted to the Company.

15.	LITIGATION

15.1
The Company is not engaged either on its own account or vicariously in any litigation or arbitration or tribunal proceedings and so far as the Vendor are aware no litigation arbitration or tribunal proceedings are pending or threatened by or against the Company.

15.2	The Company has not committed any criminal illegal or unlawful act and the Vendor is not aware that any officer or employee of the Company has committed any such act.

15.3
The Company has not committed any breach of contract or statutory duty or any other act which could lead to a claim for compensation damages specific performance or an injunction being made against it or which could entitle a third party to call in any monies before the normal due date thereof or to exercise any right of set off or which would otherwise adversely affect the Company.

16.	BANK ACCOUNTS AND CHEQUES

16.1	The aggregate amount of uncleared cheques drawn by the Company outstanding at close of business prior to the date of this Agreement does not amount in the aggregate to more than EUROlO,OOO.

16.2	There will not at Completion be any credit cards or credit accounts available for use by any director or employee of the Company.

17.	CONFIDENTIALITY

17.1	The Company has not disclosed to any other person firm or company any of its know-how trade secrets confidential information technical processes or its lists of customers or suppliers.

18.	EMPLOYEES AND PENSIONS

18.1
The particulars shown in the Schedule of Employees referred to in the Disclosure Letter show the names and lengths of service of every officer and names and lengths of continuous employment of every employee of the Company at the date of this Agreement and the remuneration payable and other benefits provided or which the Company is legally or morally bound to provide to each such officer and employee and are true and accurate and there have been no engagements of new officers or employees ofthe Company nor any increases in the remuneration and other benefits or changes in the terms of service of any director, officer or employee of the Company since the Accounts Date nor have any such engagements increases or changes been agreed to or promised and there are no employees employed by the Company other than as shown in the said Schedule of Employees referred to in the Disclosure Letter

18.2
There are not in existence any contracts of service with Directors or employees of the Company which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than under any relevant Employment laws).

18.3
There are no outstanding payments or benefits (actual or contingent) of any kind due to any present or former directors or the employees of the Company including compensation and arrears due, incentives, benefits or bonuses which remain unpaid and which will not have been settled as at the date of completion other than remuneration accrued due or for reimbursement of business expenses.

18.4
No former employee of the Company was dismissed by the Company within 3 months prior to the date hereof or has a claim for compensation for wrongful dismissal or for unfair dismissal or to a redundancy or long service payment from the Company.

18.5
No executive of the Company, who is in receipt of remuneration in excess of EURO 5,000 per month, and no officer of the Company has given or received notice terminating his employment, and no such executive or officer will be entitled to give such notice as a result of this Agreement.

18.6
The Company has no obligation (whether legally or morally binding or established by custom) to establish a share in any subsidiary or offer or issue shares in the Company or any other company for or to any person or to pay any pension or death in service benefit or make any other payment on or after retirement or leaving service to or in respect of any person who is now or has been an officer or employee of the Company (except pursuant to the Company's pension scheme(s) (if any) ("the Scheme") referred to in the Disclosure Letter) and the Scheme (full particulars of which have been given to the Purchaser) is being properly operated. The Scheme was at the Accounts Date and is at the date hereof fully funded and proper actuarial advice has been taken thereon (a copy of which advice is attached to the Disclosure Letter) and the contributions of the Company recommended by the actuaries have been made. In particular the Scheme is fully funded as to that past service which counts for pension benefit purposes proper allowance being made for future increases in salary both due to inflation and merit.

18.7
There are no schemes in operation under which any employee of the Company is entitled to a commission or remuneration, calculated by reference to the whole or part of the turnover, profits or sales of the Company.

18.8
The Company or their respective employees is not involved in any industrial dispute and there are no facts known or which on reasonable enquiry be known to the Company or its directors or to the Vendors which might suggest that there may be an industrial dispute involving the Company or that this Agreement may lead to any such industrial dispute in particular no strike of the employees or a group of employees is currently threatened or taking place and there is no contract agreement or arrangement between the Company and any trade union or other body representing employees of the Company nor is the Company bound by any collective agreement affecting any terms or conditions of employment of any of its employees.

19.	TAXATION MATTERS

19.1
The Company has properly made all returns and provided all other information required for the purposes of taxation and none of such returns is disputed by any authority concerned and the Vendors are not aware that any dispute is likely.

19.2
All payments by the Company to any person which ought to have been made under deduction or withholding of tax have been so made and the Company has (where required by law to do so) accounted to the relevant authorities for the tax deducted or withheld.

19.3
The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any officer or employee of the Company or any third party which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

19.4	For three years prior to the date hereof no change of ownership of the Company has taken place nor has there been any major change in the nature or conduct of the Company's trade.

19.5	The value attributed to each of the capital assets of the Company in the Accounts does not exceed the written down value for the purposes of capital allowances.

20.	DUTIES

All duties, imposts, or fees payable in respect of any assets (including stock-in-trade) imported, exported or owned by the Company have been paid in full.

21.	GENERAL

21.1
No commissions introductory fees bonuses or other payments or gifts having a monetary value have been paid or made available to any person firm or company in relation to any transaction implemented under or contemplated in this Agreement.

21.2	The Warranties would also be true and accurate if a reference to the actual time of Completion were substituted for any reference to the time or date of this Agreement.

EXECUTION

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

FOR AND ON BEHALF OF BIOFIELD CORP. SIGNED by	) ) ) ) ) )
By:
Date:		Its:

FOR AND ON BEHALF OF VALIRXPLC SIGNED by	) ) ) ) ) )
By:
Date:		Its: